Exhibit 10.7

[***] Certain information in this document has been excluded pursuant to Regulation S-K, Item (601)(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

LICENSE AGREEMENT

This license agreement, also referenced as Document #502698, (the “Agreement”) shall be effective upon execution, by and between National Association for Stock Car Auto Racing, LLC f/k/a National Association for Stock Car Auto Racing, Inc. (“NASCAR”), a corporation organized under the laws of the state of Florida, having its principal place of business at International Motorsports Center, One Daytona Boulevard, Daytona Beach, Florida 32114 (“Licensor”), and Racing Pro League, LLC, a Delaware limited liability company, having its principal place of business at 301 Camp Road, Suite 104, Charlotte, North Carolina 28206 (“Licensee”) (collectively the “Parties”, or each a “Party”).

Background

WHEREAS, 704Games Company (“704Games”) is a video game publisher and has entered into an Amended and Restated Distribution and License Agreement with NASCAR Team Properties (“NTP”) as of August 1, 2018 (the “NTP Rights Agreement”), in which NTP licensed to 704Games the exclusive right to utilize certain intellectual property rights of NASCAR and NASCAR Cup Series competitors to (i) develop, manufacture and commercially exploit Simulation Style Video Gaming Products and (ii) create and administer Esports competitions utilizing Simulation Style Video Gaming Products as the platform for such competition;

WHEREAS, the NTP Rights Agreement has been amended pursuant to the LOI (as defined below);

WHEREAS, NASCAR is the sanctioning body of stock car and/or stock truck racing in North America and is engaged in, among other things, the sanctioning of racing events and merchandising of various products relating to stock car and stock truck racing, and is the owner of certain trademarks and service marks and the goodwill therein;

WHEREAS, RTA Promotions, LLC (“RTAP”) is owned by thirteen (13) prominent auto racing organizations that compete in the NASCAR Cup Series (among other racing series) created to help its members (i) collectively promote and grow the sport of stock car racing, (ii) advance the long term interests of the race teams and stock car racing, and (iii) aid in the commercial exploitation of the intellectual property of its members;

WHEREAS, 704Games, RTAP and National Association for Stock Car Auto Racing, Inc. (“NASCAR, Inc.) have previously entered into a Letter of Intent, effective as of December 6, 2018, and subsequently amended, (collectively, the “LOI”) for purposes of creating the ELeague (as defined herein);

WHEREAS, pursuant to the recent reorganization of NASCAR, Inc., all rights and obligations of NASCAR, Inc. under the LOI have been assigned to and assumed by NASCAR;

WHEREAS, 704Games and RTAP are preparing to enter into a joint venture (the “JV Agreement”) and have formed Licensee for purposes of governing, conducting and operating the ELeague; and

WHEREAS, NASCAR and Licensee desire to enter into this Agreement to govern NASCAR’s involvement with the ELeague and the related transactions described in the LOI and hereby acknowledge that this Agreement supersedes, nullifies, replaces and terminates each Party’s rights in the LOI upon the execution of this Agreement.

Agreement

In consideration of the terms and conditions set forth herein, the parties hereby agree as follows:

1.	GRANT OF LICENSE.

(a)	General. Subject to the terms and conditions of the Agreement., of which the attached Terms and Conditions are a part, Licensor hereby grants to Licensee an exclusive, non-transferable (except as provided in this Agreement), limited right and license to incorporate the Marks (as defined in the Terms and Conditions) on Schedule 1 into the ELeague name and use the Marks for the development, distribution, operation, execution, Advertising, marketing and Promotion of the ELeague and its events in the Territory. This grant of license in no way extends to any other marks other than the Marks listed on Schedule 1, including, but not limited to any future mark developed by Licensor (other than a replacement or redesign of a Mark which shall be included within the Marks listed on Schedule 1, provided that such replacement or redesigned Marks are subject to the terms set forth in this Agreement and Licensee expressly acknowledges in writing such replacements or redesigns), or an existing mark owned or licensed by Licensor, even if aforementioned marks include in part or whole portions of the Marks listed on Schedule 1. Furthermore, Licensor reserves all rights not expressly granted to Licensee in this Agreement.

(b)	Combined Mark. Subject to the terms and conditions of the Agreement, the Parties may mutually develop a Combined Mark and Licensee shall have the exclusive, non-transferable, limited right and license to use such Combined Mark in all execution, Advertising and/or Promotion of the ELeague. Any use of the Combined Mark upon the expiration and/or termination of this Agreement shall be subject to Sections 6(b) and 13 of the Terms & Conditions of this Agreement.

(c)	Advertising and Promotional Activities by Licensee. It is agreed and understood by the Parties that in addition to Licensee’s use of the Marks, the grant of license in this Agreement contemplates Licensee’s ability to allow ELeague broadcast/streaming partners, sponsors and live event venues (“ELeague Partners”) the right to use the Marks and/or Combined Mark in Advertising, Promotion and/or live broadcast/streaming solely of the ELeague and /or ELeague events, subject to the terms and conditions of this Agreement. All such relationships with ELeague Partners that include use of the Marks and/or Combined Mark shall be subject to separate written agreements that must be approved by the Advisory Board and subject to the NASCAR Advisory Board members’ voting participation as enumerated in Section 5(a) of this Agreement, except that the Parties acknowledge and agree that the NASCAR Advisory Board members shall have sole discretionary approval over (i) any ELeague sponsorship, and (ii) the actual use of the Marks and/or Combined Mark as further enumerated in Section 7 of the Terms and Conditions of this Agreement, with such approval not to be unreasonably delayed.

(d)	Advertising and Promotional Activities by ETeam. Licensor hereby grants to Licensee a limited, non-exclusive, sub-licensable license to allow each ETeam the right to use (a) the then-current name of the ELeague to refer to ETeam, ETeam’s drivers or their affiliation with the ELeague, and (b) the ELeague name and approved trademark that are visible on ETeam’s e-vehicles solely in connection with the display of images of the e-vehicles as seen in ELeague competition, in any and all media now known or hereafter created (including print, broadcasts by and through television, cable television, radio, satellite signal, digital signal, transmissions over the Internet, and public online services authorized by Licensee) for sponsorship, endorsement, promotions or advertising activities of ETeam, or e-drivers, and to promote the ELeague events and other news reporting, provided that (x) no such use shall enhance, enlarge, or otherwise alter the ELeague name or approved trademark, and (y) the foregoing does not grant to any Person any right for (or to authorize) the use or endorsement of the ELeague name or approved trademark in such a way as to create or imply Licensor’s or the ELeague’s endorsement of any third party brand, product or service without Licensor’s express written consent in its sole discretion.

(e)	Advertising and Promotional Activities by Licensor. Licensee, for itself and on behalf of its Affiliates and each ETeam, acknowledge and agree that Licensor may use and exploit, on a non-exclusive basis, ETeam intellectual property, as submitted for use in ELeague competition, during the Term, in any medium (including print, broadcasts by and through television, cable television, radio, pay-per-view, closed-circuit television, satellite signal, digital signal, film productions, audiotape productions, transmissions over the Internet, and public and private online services authorized by Licensee) solely for (a) promoting or advertising the ELeague, (b) news reporting in respect of the ELeague, or (c) any telecast, broadcast or other programming with respect to the ELeague, and the Licensee, for itself and on behalf of its Affiliates and each ETeam, hereby grants (and shall use reasonable efforts to cause each other applicable Stock Car and/or Truck Racing Theme ETeam Affiliate to grant in accordance with this Section 1(e)) to Licensor, in perpetuity, all rights thereto for such purposes.

(f)	Reservation of Rights; Acknowledgments.

(i)	General Reservation. Licensee acknowledges that Licensor shall have the right at all times during the Term to: (i) license third parties to produce other NASCAR-branded games which may contain core characteristics of Simulation Style Video Gaming Products provided they are utilized with additional distinguishing creative liberties which are not consistent with authentic NASCAR racing; and/or (ii) allow such aforementioned third-party products to be used in video game based competitive gaming events and Esports competitions; provided that such third-party products and activities do not otherwise conflict with the exclusive rights granted to Licensee under this Agreement.

(ii)	[***]

(iii)	ELeague Broadcast/Streaming Rights. Licensee shall not be permitted to enter into or negotiate broadcasting or streaming agreements to broadcast or stream any ELeague events utilizing the Marks without the Advisory Board’s approval per Section 5(a) of this Agreement. It’s agreed and understood however that users participating in the ELeague events may stream their game race feeds to Twitch, YouTube, Facebook and other online game platforms; and both Parties may, after reasonable consultation and approval of the Advisory Board, stream or broadcast online the ELeague competitions to NASCAR.com and NASCAR Mobile (and/or other digital platforms owned and controlled by NASCAR or its affiliates) and/or molorsportnetwork.com, motorsport.tv, motorsport.com, Autosport.com, Motorsport-Total.com, GPUpdate.net and Motor I.com (and any other digital platform approved by Licensor on a case-by-case basis), respectively, at no fee, subject to any required technical operational expenses or any other fees associated with ELeague events happening at track or during the NASCAR race broadcast windows. Further, however, for any ELeague events occurring at track during a NASCAR National Series event weekend, Licensee acknowledges there may be additional agreements with separate terms and conditions, including fees, with third party promoters and/or Licensor’s affiliates that are required for streaming such events on third party online game platforms (including, without limitation, Twitch, motorsportnetwork.com, motorsport.tv, and motorsport.com). Licensee further acknowledges that there are certain guidelines and restrictions established by Licensor’s agreements with its broadcast partners (i.e., NBC and Fox, etc.) and promoters and agrees to abide by and not violate such guidelines and restrictions as communicated to Licensee by Licensor.

(iv)	Betting/Gambling. Licensee is not permitted to utilize, or authorize the use of, any of Licensee’s products, games and/or rights associated with this Agreement, including, without limitation, the Marks, in connection or association with any wagering and/or gambling-related activities without Licensor’s express written approval, which shall be provided at Licensor’s sole discretion. Notwithstanding the foregoing, the Parties acknowledge and agree that such aforementioned language will not prohibit Licensee from engaging in any sweepstakes promotions, as approved by Licensor pursuant to the terms of this Agreement, relating to the promotion of the ELeague that conform to the applicable sweepstakes laws, rules and regulations of the jurisdictions in which such sweepstakes promotions are conducted.

(v)	International Esports Series. All of Licensee’s ELeague competitions shall be based on the NASCAR National Series. In the event Licensor brings Licensee an Esports opportunity based on the NASCAR National Series that targets an international market outside of Licensee’s operating structure for its ELeague competitions and Licensee declines such offer or the parties fail to agree to terms, Licensor may inquire from any third party regarding creating and hosting such Esports competitions; provided that Simulation Style Video Gaming Products are utilized as the platform of such competition and a separate fee or other consideration is paid to 704Games, RTAP, Licensee and/or NTP along with mutually agreeable terms and conditions. It is agreed and understood that Licensee shall have no rights as it pertains to any NASCAR-sanctioned international series operated outside of the United States. For clarity, among other things, Licensee may exercise its rights related to ELeague events in the Territory. However, and notwithstanding the language in this Section 1(f)(v) and anything herein to the contrary, Licensor shall not permit any Esports competitions utilizing Simulation Style Video Gaming Products that are based on a NASCAR-sanctioned international series to operate within the United States during the Terms of this Agreement.

(vi)	Other NASCAR Opportunities. From time-to-time, NASCAR departments and/or divisions (e.g., NASCAR Brand Marketing, NASCAR Integrated Marketing Communications, etc.) may engage in discussions with a variety of interactive entertainment solution providers in order to develop or advance current or future business objectives. Licensor shall make good faith efforts, but shall not be obligated, to engage Licensee in the solicitation of proposals related to certain opportunities which Licensor or any affiliate thereof independently deems it capable of executing, and Licensor is not authorized to make any commitments on behalf of Licensee or its members without their prior written consent in their sole discretion.

(vii)	JV Agreement. NASCAR and Licensee acknowledge and agree that this Agreement solely governs NASCAR’s involvement with the ELeague and the Parties’ related transactions (e.g., approval over the Marks, etc.) and should there be terms or conditions within the JV Agreement which conflict with this Agreement, the terms of this Agreement shall control and be binding.

2.	TERM OF LICENSE.

(a)	Term. The term of the Agreement shall be April 3, 2019 through December 31, 2029 (the “Term”), which may be earlier terminated by the Licensor as provided for in the Terms and Conditions of this Agreement.

(b)	Possible Opt Out. The Parties agree that no later than March 4, 2020 they will have mutually agreed upon objective standards in which to measure whether the ELeague is achieving the collective goals of the Parties (the “Objective Standards”). It is the intent of the Parties that upon agreeing to Objective Standards, the failure to reach the same throughout the Term of the Agreement would allow for any one of the Parties to opt out of the obligations hereof.

3.	CONSIDERATION.

(a)	Royalty Payments. In consideration of the rights granted herein and Licensor’s full performance of the Minimum NASCAR Deliverables on an annual basis, Licensor shall receive [***] percent ([***]%) of the Licensee’s Net Profits, if any, for each year during the Term of this Agreement. For clarity, the Parties acknowledge and agree that the Royalty Payments shall be paid to Licensor only to the extent that the Licensee earns amounts constituting Net Profits.

(b)	Sponsorship Sales. To the extent the Parties need to take into account any bona fide sponsorship sale relating to the ELeague that is “sourced” by Licensor, under terms approved by the Advisory Board as set forth in Section 5(c), the Parties will discuss in good faith a customary and reasonable commission rate to be paid to Licensor on the Net Revenue received by the Licensee or its Affiliates for the completion of such ELeague sponsorship, which is in addition to any other amounts payable by Licensee under this Agreement. It is agreed and understood by the Parties that for Licensor to qualify as the “source” of an ELeague sponsorship, Licensor must have (i) been an integral part of the initial contact with the applicable sponsor, (ii) been actively engaged in communications with the applicable sponsor during the Term of the Agreement regarding the sponsorship opportunity, and (iii) not have previously rejected such sponsorship via the NASCAR Advisory Board members when submitted for approval by Licensee. The determination of whether Licensor is the source of an ELeague sponsorship will be made by the Parties in their collective good faith, reasonable discretion.

4.	MINIMUM NASCAR DELIVERABLES. Licensor shall annually provide the assets and deliverables listed on Exhibit B, attached hereto (the “Minimum NASCAR Deliverables”). Regarding the Minimum NASCAR Deliverables, the Parties acknowledge and agree to the following: (i) Licensor’s support of the ELeague is vital to the overall success of the ELeague anticipated by the Parties; and (ii) the Parties will agree in good faith to review and discuss the Minimum NASCAR Deliverables on an annual basis to ensure that (y) such deliverables make sense in light of the level of success of their execution, and (z) reflect the items best suited for the most successful Licensor support of the ELeague. Additionally, Licensee shall not be permitted to carry over any unused asset and/or deliverable as part of the Minimum NASCAR Deliverables. However, in the event Licensee requests the use of a Minimum NASCAR Deliverable and NASCAR fails to deliver, such unutilized Minimum NASCAR Deliverable shall be carried forward solely for the next calendar year. Any Minimum NASCAR Deliverable carried forward one (1) year will be in addition to the Minimum NASCAR Deliverables already committed for such following year. In the event the Parties mutually agree in good faith upon any changes to the Minimum NASCAR Deliverables, Exhibit B will be promptly updated in a writing signed by both Parties to reflect any added or deleted deliverables agreed upon.

5.	LICENSEE OPERATIONS & ELEAGUE STRUCTURE.

(a)	Advisory Board. All day to day operations of the Licensee will be handled by 704Games as directed by Licensee’s advisory board consisting of seven (7) members (“Advisory Board”) as follows: two (2) board members appointed by and representing 704Games (each with voting rights); two (2) board members appointed by and representing RTAP (each with voting rights); Executive Director of the Race Team Alliance (or a third party appointed by RTAP) who will serve as the Advisory Board Chairman (with no voting rights unless a Supermajority vote is needed and only a Majority is obtained); and two (2) board members appointed by and representing NASCAR, initially [***] and [***] (each with voting rights only in an advisory role capacity as specifically set forth below). In addition to the rights enumerated in Section 1(c) of this Agreement with respect to use of the Marks (whether or not as part of a Combined Mark) and ELeague sponsorships, NASCAR’s Advisory Board members shall have voting rights only on the specific items listed below:

(i)	Agreements relating to the broadcast and/or streaming of ELeague events;

(ii)	ELeague competition structure; and

(iii)	Specific categories, types and brands of sponsors associated with ETeam sponsorships in the ELeague, subject to the following:

(a)	The following categories of sponsors shall at all times be permitted to engage in any ETeam sponsorships:

1.	sponsors that are also NASCAR Cup Series team sponsors; and

2.	sponsors that were engaged in an ETeam sponsorship in the inaugural 2019 ELeague season.

(b)	With respect to any sponsor not covered by Section 5(a)(iii)(a) above, the Parties agree to abide by the then current guidelines and restrictions of sponsorships in the NASCAR National Series and agree to discuss in good faith potential opportunities to reduce or eliminate certain restrictions on ETeam sponsorships solely for purposes of the ELeague. Notwithstanding the foregoing, it is acknowledged that the following categories of sponsors shall not be permitted to engage in any ETeam sponsorships:

1.	pornography, tobacco, and illegal drugs;

2.	tires and fuel (subject to Section 5(a)(iii)(a)(2) above); and

3.	subject to Section 5(a)(iii)(a) above, the then-current NASCAR National Series “Tier I” (i.e. highest sponsorship level) “Premiere Partner” sponsors.

(c)	Any dispute arising in connection with the approval of any ETeam sponsorship shall be subject to Section 5(e) below.

Furthermore, NASCAR’s representatives shall be permitted to vote in their own interests and will not be beholden to the Licensee under any fiduciary obligations to vote in the interest of the Licensee over and above NASCAR ‘s interests. It is agreed and understood by Licensor that Licensor’s Advisory Board representatives must be present at all Advisory Board meetings in which specific items that such representatives have voting power on will be discussed and voted on (including without limitation uses of the Marks to be approved), provided that Licensor’s Advisory Board representatives are given sufficient notice and formally agree on the proposed dates of all Advisory Board meetings.

(b)	ELeague Competition. All competition rules, guidelines, components, competition structure, prizing, marketing, sponsorships and relevant guidelines, and promotional materials of the ELeague shall be determined by Licensee’s Advisory Board process. In furtherance of the foregoing, the Parties have formed a competition committee to create the competition structure, a code of conduct and other related player/gamer requirements of the ELeague. While the competition committee is still finalizing the ELeague competition structure, Exhibit C (“Competition Structure”), which is attached hereto and incorporated herein by this reference, outlines the current understanding of the Parties as of the Effective Date of this Agreement, although the Parties understand that the Competition Structure may change. In the event any of the Parties have issues with any changes to the Competition Structure, such issues shall be addressed by the Advisory Board. Furthermore, Licensee shall not be permitted to brand and/or imply that any approved ELeague competitions are “officially sanctioned series” of NASCAR or infringe upon the exclusive rights given to iRacing as further set forth in this Agreement.

(c)	Sponsorship Sales of ELeague. How advertising and sponsorships (excluding ETeam sponsorships) of the ELeague are sold, displayed and marketed shall be subject to the Advisory Board process as outlined in Section 5(a) above (except that the Parties acknowledge and agree that such ELeague sponsorships (excluding ETeam sponsorships) and the actual use of the Marks and/or Combined Mark enumerated in such advertising and/or sponsorship relationships are subject to the NASCAR Advisory Board members’ sole discretionary approval, such approval not to be unreasonably delayed), and any ELeague advertising and sponsorship agreements will include the addition of NASCAR as a contractual signatory for purposes of granting, reviewing and approving use of the Marks. It is understood by the Parties that each of NASCAR and the respective ETeam owners have current sponsorship relationships and that with respect to pursuing any sale of a sponsorship relating to the ELeague, Licensee (and any representative affiliate) will not sell an ELeague sponsorship to any entity that is currently a sponsor of NASCAR or any ETeam owner without the affected Party’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Licensor and each ETeam shall communicate and annually update Licensee on its current stable of sponsors.

(d)	NTP Rights Agreement. Nothing herein shall be construed or interpreted as a release and/or waiver of 704Games’, NASCAR’s, or NTP’s rights, obligations and financial commitments in the NTP Rights Agreement as amended, including without limitation 704Games’ right to create designs and artwork for use in conjunction with Esports as specifically set forth in the NTP Rights Agreement. Additionally, NTP and NASCAR (as an NTP member) preserve all of their approval rights related to Simulation Style Video Gaming Products and Esports competitions as explicitly stated in the NTP Rights Agreement.

(e)	ETeam Sponsorship Dispute Resolution. The Parties agree that any dispute arising in connection with the approval of any ETeam sponsorship shall be referred for resolution to NASCAR’s next scheduled Team Marketing Council, as established under the charter agreements with NASCAR-sanctioned teams in the Monster Energy NASCAR Cup Series. Such procedure will be invoked by either Party providing written notice identifying the sponsorship issues in dispute. The Parties hereby acknowledge and agree that the Team Marketing Council will be the final arbiter of any such disputes arising in connection with the approval of any ETeam sponsorship. However, and notwithstanding the foregoing, if the next scheduled Team Marketing Council meeting is not within a sixty (60) day period from the aforementioned written notice of the dispute, then the two (2) NASCAR Advisory Board members and the two (2) RTAP Advisory Board members will meet in good faith to resolve such dispute, it being further understood by the Parties that (i) if resolution cannot be reached after good faith discussions, then the ETeam’s sponsorship request will be disapproved, and (ii) the Parties acknowledge and agree, and NASCAR represents and warrants, that this process will not be used to reasonably restrict ETeams from procuring desired sponsorship.

6.	LICENSED PRODUCTS. During the Term of this Agreement, Licensor shall have the right, but not the obligation, to receive and/or solicit licensees to use the Marks and/or Combined Mark on retail merchandise. Should any party be interested in pursuing use of the Marks and/or Combined Mark, it is agreed and understood that Licensor shall be the sole and exclusive licensor of the Marks and Combined Mark. Any and all consideration paid as a result of licensing the Marks and/or Combined Mark shall be retained by Licensor. Therefore, in relation to Licensed Products for purposes of the ELeague, it is agreed and understood that Licensor and Licensee are entering into an agreement setting forth the guidelines for Licensor, in its sole discretion and subject to the terms of this Agreement, to license the Marks and Combined Mark as follows:

(a)	Definitions.

(i)	“Contract Territory” means anywhere in the world.

(ii)	“Licensed Products” means products and services associated with the ELeague for which the Marks and/or Combined Mark are licensed and approved by Licensor. Examples of such products or services may include, without limitation: accessories, apparel, collectibles, home furnishings, electronics, and/or novelties.

(iii)	“Product Licensees” means and includes any and all third parties operating under License Agreements as defined herein, arranged by Licensor.

(iv)	“License Agreement” means an agreement received and/or solicited by Licensor as set forth herein, granting to Product Licensees the right to use the Marks and/or Combined Mark on and with respect to the manufacture and sale of the Licensed Products.

(b)	Approval of Product Licensees.

(i)	When Licensor receives a request from a potential licensee that would like to obtain a license to use the Marks and/or Combined Mark on products, Licensor shall submit such request in writing to Licensee for approval, with such approval not to be unreasonably withheld, conditioned or delayed. Such request shall include the following elements:

(1)	identity of the proposed Product Licensee;
(2)	products on which the marks are to be used;
(3)	Contract Territory;
(4)	term of the proposed License Agreement; and
(5)	the financial terms.

(ii)	Licensee shall have ten (10) business days of receipt of such written request to respond in writing.

(iii)	Licensor shall cause each Product Licensee to pay Licensee [***] percent ([***]%) of the royalties owed to NASCAR (e.g., if a License Agreement calls for a [***] percent ([***]%) royalty said License Agreement will state that payment of such royalties is to be made in the amount of [***] percent ([***]%) respectively to both Licensor and Licensee). Licensee expressly acknowledges and understands that under no circumstances shall it be entitled to audit or otherwise examine any of NASCAR’s books and records regarding such licensing of the Marks. However, Licensor will ensure that Licensee has the ability to audit such Product Licensees to the same extent that Licensor has pursuant to such License Agreement and will direct all Product Licensees to provide Licensee with statements and reports quantifying the Licensed Products distributed.

(c)	Compliance.

(i)	Licensor agrees to contractually obligate each Product Licensee to ensure that all Licensed Products distributed by each Product Licensee are manufactured, packaged, distributed, shipped, stored, advertised, offered, promoted and sold in accordance with all applicable federal, state and local laws, regulations and ordinances, and industry standards.

(ii)	Licensor shall direct all Product Licensees to comply with appropriate methods of testing raw materials and finished Licensed Products in accordance with all federal, state and local laws, regulations and ordinances, and industry standards. In addition, Licensor shall ensure that it has the right, at all reasonable times, to inspect the Licensed Products as well as the methods of manufacture of said Licensed Products, in relation to how the Marks and/or Combined Mark are used on the premises of the Product Licensees, and elsewhere if applicable.

(iii)	Licensor agrees to contractually obligate each Product Licensee to defend and indemnify Licensee and its members, officers and Advisory Board members from any claims or activities arising under the License Agreements.

(d)	Continuation of License Agreements. Upon the expiration or sooner termination of this Agreement, Licensor and Product Licensees shall have the right to sell (in a manner consistent with its prior methods of selling the Licensed Products during the term hereof) all approved Licensed Products manufactured as of the effective date of such expiration or sooner termination, for a period of one hundred and eighty (180) days following the date of such expiration or sooner termination. Notwithstanding, on a case-by-case basis there may be longer sell-off periods pursuant to industry standards.

(e)	NTP Licensing. The Parties agree to use good faith efforts to explore opportunities, when and if applicable and contingent on the circumstances surrounding a potential relationship with a Product Licensee, to utilize and grant NTP the requisite rights associated with the ELeague and ETeams for purposes of licensing Product Licensees to manufacture and sell Licensed Products in order to enhance the efficiency of the process and simplify the procedures, approvals and necessary documentation.

(f)	Licensing Discussion. Prior to the start of the ELeague season in 2024, the Parties shall in good faith discuss the current state of affairs of the licensing program for the ELeague and reevaluate the current model, and in the event that as of January 1, 2024 Licensee has not received at least [***] ($[***]) in licensing royalties pursuant to Section 6(b)(iii) of this Agreement, then the Parties will use Commercially Reasonable Efforts to explore additional changes to the licensing program for the ELeague.

(g)	Acknowledgement and Reservation of Rights. Licensor hereby acknowledges and agrees that the ETeams reserve all rights to license their own intellectual properties relating to the ELeague, excluding the Marks and/or Combined Mark.

(Signatures on the following page)

IN WITNESS WHEREOF, the parties hereto have signed this Agreement in which the Terms and Conditions and Logo Guidelines for Licensing, receipt of which is hereby acknowledged by Licensee, are herein incorporated.

LICENSEE: RACING PRO LEAGUE, LLC		LICENSOR: NATIONAL ASSOCIATION FOR STOCK CAR AUTO RACING, LLC

By:	/s/ Dmitry Kozko	By:	/s/ Craig Neeb
Print Name:	Dmitry Kozko	Print Name:	Craig Neeb
Title:		Title:	EVP, Chief Innovation Officer
Date:	2.11.2020	Date:	2-11-2020

TERMS & CONDITIONS

1.	DEFINITIONS.

(a)	“Advertising” means all forms of advertising, including, but not limited to print, audio and video (e.g., television and radio commercials, online advertisements, etc.).

(b)	“Affiliate” means, with respect to a Person, an entity directly or indirectly controlling, controlled by or under common control with such Person; provided that such entity shall be considered an Affiliate only for the time during which such control exists. For purposes of this Agreement, International Speedway Corporation shall not be deemed an Affiliate of NASCAR.

(c)	“Category 1 Platforms” means Sony PlayStation; PSP Vita; Microsoft Xbox; Nintendo Wii; Wii U; 3DS; PC Products (namely, general purpose computing devices utilizing Microsoft Windows as the operating system that are designed to run a variety of applications, including but not limited to games; and which expressly exclude dedicated gaming hardware such as Microsoft Xbox and mobile or tablet devices which may run on Windows OS); and successor platforms, operating systems and online versions to all of the foregoing.

(d)	“Category 2 Platforms” means Apple OS X; Mobile and Tablet Platforms, namely, Apple iOS (including derivatives such as Apple TV OS), Android, Blackberry OS, Microsoft Windows; Smart TVs; and successor platforms, operating systems and online versions to all of the foregoing.

(e)	“Combined Mark” means any new or combined names, trademarks, trade names, service marks, trade dress, and logos incorporating the Marks jointly developed by the Parties in conjunction with the ELeague.

(f)	“Commercially Reasonable Efforts” means reasonable and good-faith efforts to accomplish the objectives that are consistent with the general practices of the respective parties under such applicable circumstances in order to achieve the desired result(s) in a reasonable, efficient and cost-effective manner within the applicable time period, but not requiring a Party to: (A) take any actions that would result in a materially adverse change in the benefits to such Party to this Agreement or the transact ions contemplated hereby; (B) take any actions that would be commercially unreasonable under the circumstances or require the promising Party to take any actions that would, individually or in the aggregate, cause the promising Party to pay additional consideration (or forego consideration)outside the ordinary course of business unless additional consideration is expressly contemplated by the terms of this Agreement; (C) take any action that would violate any law, order, rule or regulation to which the promising Party is subject; or (D) initiate litigation or arbitration.

(g)	“ELeague” means the Stock Car and/or Truck Racing Theme, mass market, Esports multiplayer competition video game series (as licensed and granted through the NTP Rights Agreement) currently called the “ENASCAR Heat Pro League.”

(h)	“Esports” means a form of multiplayer competition using video games, primarily between competitive gamers that: (i) is organized with structured rules; (ii) has a regular, systematic approach to prizing; (iii) has defined players, teams, leagues or tiered competition structure; (iv) has a defined schedule of events; and (v) includes the ability to perform in front of a live audience, whether through an online platform, broadcasted on television, or at a physical event. For purposes of this Agreement, the general definition of Esports shall not include the ELeague, as the ELeague is an approved example of Esports as mutually agreed upon by the Parties.

(i)	“ETeam(s)” means a virtual Stock Car and/or Truck Racing Theme team that competes in the ELeague, consisting of two (2) vehicles, with one (1) different driver for each e-vehicle.

(j)	“Licensee Indemnified Parties” means Licensee and its Affiliates and the members, shareholders, directors, officers, agents, employees, affiliates and professionals of Licensee and its Affiliates, including the ETeams solely for third party claims associated with Section 9(b)(v) of the Terms & Conditions of this Agreement.

(k)	“Licensee Business” means Licensee’s administrative and non-consumer facing common and customary business practices, such as, without limitation, sales and promotional materials, all based upon previously approved mock-ups as reviewed and approved by a Supermajority of the Advisory Board, such approval not to be unreasonably withheld, conditioned or delayed.

(l)	“Licensor Indemnified Parties” means Licensor and its Affiliates and the members, shareholders, directors, officers, agents, employees, affiliates and professionals of Licensor and its Affiliates.

(m)	“Majority” means a vote of three (3) out of four (4) voting board members on the Advisory Board or, if NASCAR’s representatives are voting in their advisory role, a vote of four (4) out of six (6) voting board members.

(n)	“Marks” means the trade names, trademarks and service marks listed on Schedule 1.

(o)	“NASCAR National Series” means any one of the following three (3) national racing series sanctioned by NASCAR, existing as of the Effective Date, currently the MONSTER ENERGY NASCAR Cup Series, NASCAR XFINITY Series, and NASCAR GANDER OUTDOOR Truck Series, or any respective predecessor or successor series thereto.

(p)	“Net Profits” means, for any particular year during the Term, the total amounts of cash and cash equivalents received by Licensee regarding the activities, assets and deliverables associated with the: operation of the ELeague (e.g. ETeam sales, gaming platform sponsorships/relationships, ELeague title sponsorships, ELeague event sponsorships, ELeague event advertising, broadcast/streaming rights for ELeague events, live event revenue, applicable in-game “add-ons”, etc.) (for clarity, specifically excluding funds obtained by the Licensee as the result of a capital contribution, a loan or other financing activities), minus all expenses, taxes (including Licensee tax obligation distributions to its members related to Licensee’s taxable income) and other liabilities of the Licensee for such year, including (i) any payments or expense reimbursements to be made to members of Licensee in connection with certain services to be provided by them to the Licensee, and (ii) commissions payable to Licensor pursuant to Section 3(b) of the Agreement, and (iii) Licensed Product royalties received by Licensee for Licensed Products from which Licensor has already received a licensing royalty.

(q)	“Net Revenue” means the total gross cash or cash equivalent compensation paid to the Licensee or its affiliates throughout the entire term of the ELeague sponsorship, minus any applicable agency and other commissions, approved expense reimbursements, or other pass, through payment amounts.

(r)	“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or other legal entity.

(s)	“Premium” means any product sold or given away for the purposes of increasing the sale, promoting or publicizing any other product, service or establishment, including, but not limited to incentives for sales force, internal affiliates sales, trade or consumer Promotions, self-liquidating offers and sales of licensed products through distribution schemes involving earned discounts or “bonus” points based on consumers’ use of offered products or services.

(t)	“Promotion” means any marketing program that is designed to encourage consumers to buy a particular product or service Such marketing program can utilize many different forms such as, but not limited to, sweepstakes, giveaways, loyalty or continuity programs, gift with purchase. Self-liquidating offers, purchase with purchase, free with purchase, in packs, on packs, and near packs. Promotion shall also include the Advertising, publicity, or other means of exposure, in or out Premiums, point-of-purchase displays, print or electronic, or any other medium.

(u)	“Royalty Payments” means the royalties that Licensee is obligated to pay to Licensor pursuant to Section 3(a) of the Agreement.

(v)	“Simulation Style Video Gaming Products” means any NASCAR-branded video game playable on Category I Platforms and/or Category 2 Platforms that has a Stock Car and/or Truck Racing theme which is intended to replicate authentic NASCAR racing competition rules and structure (including, but not limited to, points standings calculation, schedule, multiple national series, inclusion of NASCAR-sanctioned tracks, race duration, etc.) and which: (i) utilizes the NASCAR trademarks and/or drivers from the MONSTER ENERGY NASCAR Cup Series as the primary brand in the video game name and (ii) includes twelve (12) or more active drivers from the MONSTER ENERGY NASCAR Cup Series associated with their respective licensed MONSTER ENERGY NASCAR Cup Series properties (team, sponsors or car number) (i.e., the NASCAR Heat franchise).

Notwithstanding the foregoing, during the Term, 3rd-party NASCAR-branded casual games may include some mix of core characteristics of Simulation Style Video Gaming Products provided they are utilized with additional distinguishing creative liberties which are not consistent with authentic NASCAR racing, and that such third-party rights grant by NASCAR shall not violate the exclusivity granted to 704Games and/or Licensee. By way of example, a permissible third-party NASCAR-themed casual game may feature NASCAR stock cars racing on, virtually-recreated race tracks where various fictitious elements such as obstacles, zero gravity, etc. is introduced to render the game play more challenging (and thus less authentic in nature) and all downloadable content associated and sold in conjunction with the licensed products.

(w)	“Stock Car and/or Truck Racing Theme” means that which: includes race vehicles resembling or bearing the likeness of stock-appearing automobiles manufactured for consumer use on public highways and roads and resembling race vehicles that compete in NASCAR-sanctioned event competition; (ii) incorporates a NASCAR-sanctioned event, and/or (iii) incorporates a Driver or Team that participates in NASCAR-sanctioned event competition. For clarity, a generic vehicle such as a Shelby Cobra or Roush Mustang or Richard Petty Signature Series Dodge, is not a Stock Car and/or Truck Racing Theme vehicle.

(x)	“Supermajority” means a vote of four (4) out of four (4) voting board members on the Advisory Board or, if NASCAR’s representatives are voting in their advisor role, a vote of five (5) out of six (6) voting board members.

(y)	“Territory” means worldwide, but only to the extent (i) ELeague competitions may be legally offered or otherwise distributed in such territories, and (ii) Licensor has not notified Licensee of any bona-fide actual or potential infringement of any third parties’ intellectual property rights resulting from the use or display of the Marks in any such territory; provided, that the Territory shall, at a minimum, mean the United States of America and its territories, possessions, commonwealths, instrumentalities, protectorates and military bases (collectively, the United States). Notwithstanding the foregoing, Licensor expressly does not warrant or represent, and hereby disclaims in all respects, that the rights under the license granted herein are enforceable or non-infringing upon the rights of others outside of the United States, and all uses of the Marks outside the United States shall be at the risk of Licensee, and shall be subject to the indemnification provided to Licensor.

(z)	“Works” means any original design, artwork or compilation or derivative.

2.	LIMITATION ON THE LICENSE.

(a)	Theme. Licensee shall use the Marks only in connection with a Stock Car or Truck Racing Theme. Additionally, Licensee shall not create, host, perform, operate, or conduct, directly or indirectly, any Esports competition with a Stock Car and/or Truck Theme that do not bear the Marks without Licensor’s prior written approval. In the event Licensee creates, hosts, performs, operates, or conducts, directly or indirectly, any Esports competition with a Stock Car and/or Truck Theme that do not bear the Marks, Licensee acknowledges and agrees that it is still obligated to pay Licensor Royalty Payments as set forth as if the Marks had been used.

(b)	Restrictions. Licensee cannot create the perception that there is a relationship or affiliation between Licensor and any other entity, service, and/or product, including transferring the rights to use the Marks to any third parties, including, but not limited to Licensee’s trade customers, suppliers, advertising and promotional agencies, vendors and promotional tic-in partners.

3.	EXPERIENCE, MAINTENANCE AND CHANGES.

(a)	Licensee represents to Licensor that it has substantial experience in the development, management, and operation of Esports and will rely exclusively on this substantial experience in developing, managing, and operating the ELeague pursuant to this Agreement. Licensee recognizes that Licensor has no experience whatsoever in the development, management, or operation of Esports and that Licensor will rely exclusively on Licensee’s experience to ensure that Licensee develops, manages, and operates the ELeague in accordance with industry standards. Licensor and Licensee acknowledge and agree that Licensor’s involvement with the ELeague is simply as a trademark licensor and that any review, inspection, or similar rights with respect to the ELeague that Licensor reserves in this Agreement and/or exercises are for the sole and limited purpose of ensuring that Licensee’s use of the Marks are consistent with, and do not jeopardize, Licensor’s ownership rights in such intellectual property and that Licensee is not using the Marks in a manner that conflicts with Licensor’s obligations under other licensing arrangements.

(b)	Maintenance and Repair. In order to protect the Marks and the goodwill associated therewith, Licensee shall al all times maintain any and all material elements of the ELeague in good working order and shall be solely responsible for maintenance, repair and replacement where necessary to maintain good operating condition, and from any liabilities arising therefrom, of the ELeague.

(c)	Modifications and Changes. Licensee may change the elements and appearance of the ELeague, including any changes to the structure or competition, without the consent of Licensor but under the direction and suspension of the Advisory Board, provided that such changes do not result in the ELeague being materially different from the overall design and appearance as originally approved by the Advisory Board. To the extent any substantial changes to the League are being made, Licensor’s Advisory Board members, acting within their sole discretionary approval as it relates to the use of the Marks, shall have reasonable access to such changes to verify that such alterations or modifications of the ELeague comply with this Section 3(c) of the Terms & Conditions in order to protect the Marks and goodwill associated therewith.

4.	PERFORMANCE. Licensee agrees to use its best efforts to execute ELeague events each year throughout the Term. Additionally, in the event Licensee docs not execute at least ten (10) approved ELeague events (whether in-person or online, and including ELeague driver drafts) during a twenty four (24) month period (other than due to Licensor’s failure to perform its obligations hereunder with respect to an ELeague event), Licensor shall be entitled to convert the ELeague rights to a non-exclusive license upon written notice to Licensee.

5.	STATEMENTS, PAYMENTS AND PENALTIES.

(a)	Time of Sale. For purposes of determining the Royalty Payments, revenue associated with the Net Profit shall be deemed to have been made at the time such revenue is received.

(b)	Basis of Royalty Payments. Royally Payments shall be paid by Licensee to Licensor based upon Licensee’s Net Profits.

(c)	No Cross Collateralization. Any Royalty Payment paid by Licensee to Licensor may not be offset or credited against any royalty payment or other payment set forth in any separate agreement or license with Licensee, including, without limitation, the NTP Rights Agreement.

(d)	Statements.

(i)	Net Profit. On or before the ninetieth (90th) day following the close of each calendar year, Licensee shall submit to Licensor, in a formal agreed upon by Licensor, full and accurate statements showing the total amount of cash and cash equivalents constituting Net Profit associated with the operation of the ELeague received by Licensee during the preceding calendar year. Such statements shall be submitted whether or not they account for Net Profit.

(ii)	Net Revenue. On or before the thirtieth (30th) day following the consummation of a sponsorship sale as set forth in Section 3(b) of the Agreement, Licensee shall submit to Licensor, in a format agreed upon by Licensor, full and accurate statements showing the total gross cash and cash equivalent compensation constituting Net Revenue associated with sale of an ELeague sponsorship received by Licensee and/or its affiliates.

(e)	Payments.

(i)	Net Profit. All Royalty Payments due Licensor shall be made on or before the ninetieth (90th) day following the close of each calendar year, to the extent that Licensee has recognized Net Profits.

(ii)	Net Revenue. All commission payments due Licensor shall be made on or before the thirtieth (30th) day following the receipt of cash and/or cash equivalent compensation applicable to a sponsorship sale as set forth in Section 3(b) of the Agreement.

All computations and payments shall be in U.S. dollars at the spot rate for the local currency as published in the Wall Street Journal for the last business day of the preceding month.

All Royalty Payments, as well as other payments made to Licensor herein, shall be non-refundable and shall be fully earned when paid.

(f)	Late Payments and Shortfalls. Failure to submit timely or accurate payments and statements shall result in an additional charge of one and one-half percent (1.5%) per month or such other interest rate as determined by applicable law, whichever is greater, on any balance unpaid as of the applicable reporting period.

(g)	Accuracy of Statements. The receipt and/or acceptance by Licensor of the statements furnished or payments, or the cashing of any checks paid hereunder, shall not preclude Licensor from questioning the correctness thereof at any time. In the event that any bona fide inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified by Licensee and the appropriate payment shall be made by Licensee.

(h)	Delivery of Statements and Payments. Licensee shall, unless otherwise directed in writing by Licensor, send all payments and one copy of all accounting reports to:

National Association for Stock Car Auto Racing, Inc. International Motorsports Center One Daytona Boulevard Daytona Beach, Florida 32114 Attn: Vice President/Chief Accounting Officer

Licensee shall, unless otherwise directed in writing by Licensor, send an acknowledgment of all payments and one copy of all accounting reports to:

NASCAR, Inc. NASCAR Plaza 550 South Caldwell Street, Suite 2000 Charlotte, North Carolina 28202 Attn: Contract Administrator

In the event that NASCAR, in its sole discretion, elects 10 accept an electronic funds transfer (EFT) as a form of payment, the mere receipt of funds shall not constitute a binding contract.

6.	OWNERSHIP OF THE MARKS AND PROTECTION OF RIGHTS.

(a)	Rights. Licensee acknowledges and agrees that Licensor owns the Marks and any registrations therefor, as well as any trademarks, trade names, or service marks or domain names which incorporate such trademarks, trademarks, or service marks adopted and used or approved for use by Licensor, and that each of the Marks is valid. Licensee acknowledges the validity of the state and federal registrations Licensor owns, obtains or acquires for its Marks. Licensee shall not at any time file any trademark application with the United States Patent and Trademark Office, or with any other governmental entity for the Marks. Licensee shall not use any of the Marks or any confusingly similar mark as or as part of, a trademark. service mark, trade name, fictitious name, company or corporate name, or domain names anywhere in the world, except as permitted by this Agreement. Any trademark, service mark registration or domain name registered, obtained or applied for that contains the Marks or confusingly similar mark shall be transferred to Licensor without compensation. Nothing in this Agreement gives Licensee any right, title, or interest in any Marks except the right to use in accordance with the terms of this Agreement Licensee’s use of any Marks inures to the benefit of Licensor.

(b)	Combined Mark. During the Term of this Agreement, each Party shall share the ability to use the Combined Mark pursuant to the terms herein; provided that ii is agreed and understood between the the Parties that any and all elements of the Combined Mark, including any design elements incorporated therein, other than any ELeague sponsor marks (and the corresponding design elements associated therewith), shall be exclusively owned by Licensee or. Notwithstanding the foregoing, Licensor shall not, during the Term of this Agreement or any time thereafter, allow a third party to use the Mark in Section 2 of Schedule 1 and/or a Combined Mark solely created for use with the ELeague without the express written authorization of the Licensee, as determined in Licensee’s sole discretion. Upon the expiration or sooner termination of this Agreement, any and all rights of the Panics to use the Mark in Section 2 of Schedule 1 and/or Combined Mark, or any substantially similar design, shall cease absolutely, subject to Section 13 of this Agreement.

(c)	Challenge or Objection. Licensee shall not oppose or seek to cancel or challenge, in any forum, any application or registration of Licensor for the Marks or any confusingly similar mark. Licensee shall not object to, or file any action or lawsuit because of, any use by Licensor of any Marks for any goods or services, whether such use is by Licensor directly or through different licensees or authorized users, unless such use is in violation of Licensee’s rights enumerated in this Agreement.

(d)	Goodwill. Licensee recognizes the great value of the goodwill associated with the Marks and acknowledges that such goodwill belongs to Licensor, and that such Marks have secondary meaning. Licensee shall not, during the term of this Agreement or thereafter, attack the property rights of Licensor under this Agreement with respect to the Marks, attack the validity of this Agreement, or use the Marks or any confusingly similar mark in any manner other than as licensed hereunder.

(e)	Notice of Claim. Licensee agrees to assist Licensor in the protection of the Marks and shall provide, at reasonable cost to be borne by Licensor, any evidence, documents, and testimony concerning the use by Licensee of any one or more of the Marks, which Licensor may request for use in obtaining, defending, or enforcing rights in any Marks or related application or registration. Licensee shall notify Licensor in writing of any infringements or imitations by others of the Marks of which it is aware. Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Licensor to do so. Licensee agrees that it is not entitled to share in any proceeds received by Licensor (by settlement or otherwise) in connection with any formal or informal action brought by Licensor, or other entity.

(f)	Copyright. Licensee acknowledges that any Works created by it pursuant to this Agreement that contains the Marks are compilations or derivatives as those term are used in Section 103 of the U.S. Copyright Act. Therefore, any rights, including copyrights, that Licensee might have in those original Works do not extend to any portion or aspect of the Marks or any derivatives thereof, and do not in any way dilute or affect the interests of Licensor in the Marks or any derivatives thereof. Accordingly, Licensee shall not copy, use, assign or otherwise transfer any rights in any Works with any portion or aspect of the Marks or any derivatives thereof included, except in accordance with chis Agreement. Licensee shall not attempt to obtain or assert copyright rights in any artwork or design which contains the Marks, without the express written authorization of Licensor.

(g)	Injunctive Relief. Each Party acknowledges that its breach or threatened breach of this Agreement may result in immediate and irremediable damage to the other Party and that money damages alone may be inadequate to compensate the other Party. Therefore, in the event of a breach or threatened breach of this Agreement by a Party, the other Party may, in addition to other remedies, immediately seek to obtain and enforce any court-authorized injunctive relief prohibiting the breach or threatened breach or compelling specific performance.

7.	DISPLAY OF THE MARKS, QUALITY, AND APPROVALS.

(a)	Promotion and Advertising. Licensee shall use and assure that it uses the Marks properly in conjunction with the branding of the ELeague, as well as the operation, execution, Promotion and Advertising thereof. On all visible Promotion and Advertising, the Marks shall be emphasized in relation to surrounding material by using a distinctive type font, color, underlining, or other technique approved by Licensor. Use of any Marks shall conform to the requirements set forth in Exhibit A, as may be amended from time-to-time, and any other style or logo guideline(s) provided by Licensor. For purposes of clarification, in the event of any conflict between the Licensing Logo Guidelines and this Agreement, the terms of this Agreement shall govern. The proper symbol to identify the Marks as trademarks (i.e., the circled “R” symbol if the Mark is registered in the United States Patent and Trademark office or the “TM” symbol if not so registered) shall be placed adjacent to each Mark. Further, Licensee hereby agrees to notify Licensor within a reasonable time period if any specific issues that may affect the goodwill of the Marks are discovered by Licensee with respect to ELeague.

(b)	Approval. Licensor will provide to Licensee guidance on the proper use of the Marks. A true representation or example of any proposed use by Licensee of any of the Marks listed (whether or not as part of a Combined Mark), in any visible or audible medium, outside of the normal course of Licensee Business, including, without limitation, all proposed Promotion and Advertising, shall be subject to the prior review and approval of NASCAR’s Advisory Board members, as determined in their sole discretion, such approval not to be unreasonably delayed. Licensee shall not use any Marks in any form or in any material disapproved by Licensor.

(c)	Trademark and License Notices. Licensee shall display within the ELeague or its Promotion and Advertising the reasonable trademark and license notices required by Licensor’s written instructions, subject to reasonable size and space constraints.

(d)	Quality Control. Licensee understands and agrees that an essential condition of this Agreement is the protection of the reputation enjoyed by Licensor and that, in keeping with that condition, the ELeague in association with any of the Marks shall be of high and consistent style and quality. Therefore, the ELeague and Licensee’s use of the Marks and/or Combined Mark relating to the ELeague shall adhere to the following:

(i)	Pre-Development. Licensee shall submit to Licensor all preliminary and proposed final artwork, three dimensional models (if any), prototypes, mock-ups and other materials of ELeague that use the Marks (excluding, however, any items that have been previously approved through the NTP’s Simulation Style Video Gaming Product approval process pursuant to the NTP Rights Agreement); provided, however, once Licensor approves a template in accordance with the terms and conditions of this Agreement, Licensee shall not be required to resubmit such proposed new materials unless Licensee makes a substantial change to such template, Licensor, through its Advisory Board members, shall approve or disapprove in writing all submissions, in their sole discretion, within ten (10) days of Licensor’s receipt of such submission (with accompanying written explanations if such submission is disapproved. Licensee acknowledges that Licensor’s approval of the ELeague, or any aspect thereof, does not imply approval of any non-Licensor controlled elements contained therein. Moreover, the quality of the programming, screen displays, look and feel, and appearance to the use of the ELeague shall be generally consistent with, or superior in quality to, all the materials previously provided to and approved by Licensor and consistent with the top tier interactive software products published by Licensee and 704Games prior to the date of this Agreement.

(ii)	Additional Standards. The depiction of ELeague events shall be that of a motorsports event conducted in a safe and professional manner, materially consistent with NASCAR’s sanctioned events. As an example competitors’ cars shall not be depicted racing the track AND entering the spectator areas. Materials shown and methods of operation used will be consistent with NASCAR’s intentions to depict stock car racing as a wholesome, family-oriented sport. As an example, there will be no presentation of contestants, crew or fans in inappropriate dress; nor will lewd gestures or postures, profanity, obscene or indecent material, alcohol abuse or drug use be presented.

(iii)	Revocation of Approval. In the event that (1) in the reasonable opinion of Licensor after meaningful consultation with Licensee, the quality, appearance or style of the ELeague, Advertising or Promotion ceases to meet the standards of this Section 7(d) or (2) Licensee uses the Marks improperly or violates any term of this Section 7 of the Terms & Conditions, then Licensor shall have the right to notify Licensee of such failure, and Licensee shall have a reasonable period of time in which to rectify such improper use or cure such violation. In the event, within such period and in Licensor’s reasonable opinion, Licensee fails to rectify such failure, Licensor shall provide immediate Millen notice to Licensee, and Licensee shall cease the use of the Marks in connection with the development, distribution, advertisement, use or operation of the ELeague, Advertising or Promotion. In no event shall any revocation of approval pursuant to this paragraph relieve Licensee of its obligations under this Agreement.

8.	RELATIONSHIP OF PARTIES AND NO GUARANTEES. It is agreed and understood that the relationship between the parties hereto is solely that of licensee and licensor. Nothing in the Agreement shall be deemed or construed to create a fiduciary relationship between them, nor to constitute one Party as an agent, legal representative, subsidiary, franchise, joint venture, partner, employee or servant of another Pany for any purpose whatsoever. Further, Licensee shall have no power or authorization to obligate or bind Licensor in any manner whatsoever, including, but not limited to binding any contract, warranty or representation on behalf of Licensor. Licensor is not in any way a guarantor of the quality of any product produced by Licensee. In any and all dealings with third panics, including without limitation employers, suppliers and customers, Licensee and Licensor shall disclose that Licensee is an independent entity licensed by the Licensor.

9.	INDEMNIFICATION AND INSURANCE.

(a)	Indemnification by Licensee. Licensee is solely responsible for, and will defend, indemnify and hold harmless each Licensor Indemnified Party from any and all loss, costs, expenses (including reasonable attorneys’ fees), claims, demands, liabilities, causes of action or damages arising out of:

(i)	any unauthorized use of or infringement of any trademark, service mark, copyright, patent, process, method or device or other proprietary right by Licensee in connection with the designs and the ELeague, excluding the use of the Marks in accordance with this Agreement in the Territory or actions, inactions or misconduct of a Licensor Indemnified Party;

(ii)	alleged defects or deficiencies in the ELeague or the use thereof, or false advertising, fraud, m misrepresentation or other claims related to the ELeague, each not involving a claim of right to the Marks in the Territory, or actions, inactions or misconduct of a Licensor Indemnified Party;

(iii)	the unauthorized use of the Marks by Licensee and/or ETeam or any breach by Licensee of this Agreement;

(iv)	libel or slander against, or invasion of the right of privacy, publicity or property of, or violation or misappropriation of any other right of any third puny in conjunction with the sale, distribution, Advertising and/or Promotion of the ELeague, excluding the actions, inactions or misconduct of a Licensor Indemnified Party;

(v)	agreements or alleged agreements made or entered into by Licensee to effectuate the terms of this Agreement;

(vi)	the services performed, or actions taken, or actions not taken by Licensee or those acting under Licensee’s direction in connection with the Promotions conducted pursuant to this Agreement, whether during the Term of this Agreement or thereafter, including the operation and management of any event and/or activity incidental thereto, or any prize fulfillment (including charity/promotional items bearing the Marks) and use and/or operation of any such prizes or charily/promotional items; or the failure of Licensee or those acting under Licensee’s direction to comply with all applicable statutes, ordinances, regulations or other requirements of any governmental authority in relation to the development and execution of Promotions conducted pursuant to this Agreement, excluding the actions, inactions or misconduct of a Licensor Indemnified Party; and/or

(vii)	the breach of any covenants contained in this Agreement, or as a result of any inaccuracy in any of the representations or covenants made by Licensee in this Agreement.

The indemnifications hereunder shall survive the expiration or termination of this Agreement.

(b)	Indemnification by Licensor. Licensor is solely responsible for, and will defend, indemnify and hold harmless each Licensee Indemnified Party from any and all loss, costs, expenses (including reasonable attorneys’ fees), claims, demands, liabilities, causes of action or damages arising out of:

(i)	any unauthorized use of or infringement of any trademark, service mark, copyright, patent, process, method or device or other proprietary right by Licensor in connection with the Minimum NASCAR Deliverables, excluding any item specifically created or approved for use by Licensee, or the actions, inactions or misconduct of a Licensee Indemnified Party;

(ii)	libel or slander against, or invasion of the right of privacy, publicity or property of, or violation or misappropriation of any other right of any third party in conjunction with the Minimum NASCAR Deliverables, excluding the actions, inactions or misconduct of a Licensee Indemnified Party;

(iii)	Any breach by Licensor of this Agreement;

(iv)	agreements or alleged agreements made or entered into by Licensor to effectuate the terms of this Agreement;

(v)	the use of the Marks as authorized and approved in accordance with the terms of this Agreement; and/or

(vi)	the breach of any covenants contained in this Agreement, or as a result of any inaccuracy in any of the representations or covenants made by Licensor in this Agreement.

(c)	Insurance. Upon execution of this Agreement, Licensee shall obtain from an insurer with an A.M. Best Company rating of A.VIII or higher that is reasonably satisfactory to Licensor, at Licensee’s own expense, and maintain in full force and effect throughout the Term and during any subsequent period when the ELeague competitions are in distribution by Licensee and for a one-year period, products and contractual liability, completed operations, advertiser’s and comprehensive liability insurance policies on an occurrence basis with respect to the ELeague competitions and shall name the Licensor Indemnified Parties as additional insureds therein as their respective interests may appear. Such insurance shall be primary and not contributory to any other applicable insurance maintained by the additional insureds and shall provide the Licensor Indemnified Parties protection against all aforementioned claims, damages, etc. arising from Section 9(a) above. The amount of coverage of each policy should be a minimum of Five Million Dollars ($5,000,000) combined single limit, and a per annum aggregate limitation of not less than Five Million Dollars ($5,000,000). Each policy shall provide for thirty (30) days’ notice to Licensor from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination. Licensee agrees to furnish Licensor a Certificate of Insurance evidencing same upon full execution of this Agreement. The amount of insurance required hereunder is only intended as a minimum and not intended to limit the applicability of Licensee’s insurance with respect to insurable matters hereunder.

(d)	Limitations on Damages. Other than with respect to each Party’s indemnification obligations in this Section 9, in no event shall either Party be liable for any special, indirect, consequential, incidental or punitive damages, whether foreseeable or not, in connection with or arising out of the transactions contemplated by this Agreement.

10.	RECORDS AND RIGHT TO AUDIT.

(a)	Maintenance of Records. Licensee shall keep, maintain and preserve in its principal place of business during the term of this Agreement and at least three (3) years following termination or expiration, complete and accurate books, accounts, records and other materials covering all transactions related to this Agreement in n manner such that the information contained in the statements referred to in Section 5 can be readily determined including, without limitation, customer records, invoices, correspondence and banking, financial and other records in Licensee’s possession or under its control, such as profit and loss reports, income statements and balance sheets. Licensee will provide Licensor with copies of such records if requested by Licensor within ten (10) business days of such request, subject to the confidentiality provisions in Section 17(b) of these Terms and Conditions. Furthermore, Licensor and/or its duly authorized representatives shall have the right to inspect and audit all materials related to this Agreement, which right to inspect and audit shall include the conduct of normal audit tests of additional Licensee records to verify that they are not covered by this Agreement.

(b)	Inspection and Audit. All materials referred to in this Section 10 shall be available for inspection and audit by Licensor (including photocopying, which is limited, however, to the records applicable to this Agreement), upon execution of Licensee’s confidentiality agreement, one (1) time in each year during the term of this Agreement and at least three (3) years following termination or expiration during Licensee’s reasonable business hours and upon at least ten (10) business days’ notice by Licensor and/or its representatives. Licensee will cooperate and will not cause or permit any interference with Licensor and/or its representatives in the performance of their duties of inspection and audit. Licensor and/or its representatives shall have free and full access to said materials for inspection and audit purposes.

(c)	Audit Rights. Notwithstanding the foregoing, Licensor shall have the immediate right to audit Licensee at Licensee’s sole expense, should any one of the following defaults occur; provided Licensor gives Licensee notice of such default and Licensee fails to cure such default within the requisite cure periods stated in Section 11(a) of the Terms & Conditions of this Agreement:

(i)	Licensee fails to submit statements on or before the date on which they are due pursuant to this Agreement; and/or

(ii)	Licensee fails to pay Licensor any of its monetary consideration including but not limited to Royalty Payments, on or before the date on which they are due pursuant to this Agreement.

(d)	Deficiencies. Following the conduct or !he audit, Licensee shall take immediate steps to timely resolve all issues raised therein, including payment of any monies owing and due. Should an audit indicate an underpayment of ten percent (10%) or more or an underpayment of Twenty Thousand Dollars ($20,000.00) or more of the royalties due Licensor, the reasonable cost of the audit shall be paid by Licensee. Payment of the audit cost is in addition to the following amount or any underpayment including interest as provided in Section 5 to be paid by Licensee. Licensee must cure any contract breaches discovered during the audit, provide amended reports required, and submit the amount or any under payment including interest and, if applicable, the cost or the audit within thirty (30) days from the date of the completion of the audit.

11.	TERMINATION.

(a)	Events or Default by Licensee. Effective immediately upon Licensor’s giving to Licensee written notice of termination, Licensor shall have the right to immediately terminate this Agreement, or the license granted hereunder, without prejudice to any other rights it may have, whether under the provisions of this Agreement, in law, in equity or otherwise, if Licensee fails to cure such default within the referenced amount of days from the receipt of written notice to Licensee by Licensor al any time should any of the following defaults occur:

(i)	Sums Due. Licensee fails to make any payment due or fails to deliver the required statement and Licensee fails to cure such default within fifteen (15) days.

(ii)	Statements. The amounts stated in the periodic statements furnished are significantly or consistently understated or are not provided to Licensor on a timely basis as set forth in Section 5 and Licensee fails to cure such default within fifteen (15) days.

(iii)	Unresolved Audits. Licensee fails to resolve any bona fide issue raised by Licensor’s auditor in connection with any audit.

(iv)	Sublicense or Assignment. Other than Licensee’s subcontracting or certain services in its ordinary course of executing the ELeague and as approved by the Advisory Board, and except as additionally permitted by this Agreement, Licensee attempts to grant or grants a sublicense or attempts to assign or assigns any right or duty under this Agreement to any person or entity without the prior written consent of Licensor.

(v)	Trademarks. Licensee or any related entity manufactures, distributes, or sells any product or runs any Advertising or Promotion that uses Licensor’s trademarks, including the Marks, without Licensor’s authorization; or Licensee or any related entity conducts or operates the ELeague, or runs Advertising and/or Promotion for such ELeague, that is found by a court of competent jurisdiction to infringe or dilute the trademark, other intellectual property, privacy, or publicity right of any third party.

(vi)	Insurance. Licensee fails to deliver to Licensor or maintain in full force and effect the insurance referred to in Section 10(c), and Licensee fails to cure such default within Fifteen (15) days.

(vii)	Unsafe and/or Defective. Any governmental agency or court of competent jurisdiction finds, on a final and non-applicable basis, that the ELeague is unsafe and/or defective in any way, manner or form.

(viii)	Product Quality. If Licensor’s prior approval is required by this Agreement, Licensee uses the Marks in a manner not approved or disapproved by Licensor, and Licensee fails to cure such default with fifteen (15) days.

(ix)	Breach of Any Other Terms. Licensee material breaches any material provision in this Agreement, and Licensee foils to cure such default within fifteen (15) days, unless such default is not curable.

(x)	Criminal Misconduct. Licensee, as an entity, is convicted of or pleads nolo contendere to a felony or any other criminal misconduct, or involving moral turpitude.

(xi)	Litigation. Licensee contests the enforceability of this Agreement, or any other document executed in connection herewith as they relate to the validity of the Marks or ownership by Licensor of the Marks.

(xii)	Conformity to Law. Licensee fails to comply with the requirement set forth in Section 16 of this Agreement.

(xiii) Business. Licensee discontinues its business as it is now conducted.

(xiv)	Creditor’s Remedies, Etc. Licensee makes any assignment of more than fifty percent (50%) of its assets for the benefit of creditors (other than in the ordinary course of business while obtaining mainstream commercial financing and fails to discharge such assignment within sixty (60) days, or files any petition under any federal or state bankruptcy statute, or is adjudicated bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy shall be appointed under the laws of the United States government or the several states.

Notwithstanding the provisions described in this Section 11, if any valid, applicable law or regulation of a governmental authority having jurisdiction over this Agreement, Licensor and/or Licensee, limits Licensor’s rights of termination or requires different or longer periods than those set forth herein, this Section 11 shall be deemed amended solely to conform to such laws and regulations.

(b)	Events or Default by Licensor. Effective immediately upon Licensee’s giving to Licensor written notice of termination. Licensee shall have the right to immediately terminate this Agreement, or the license granted hereunder, without prejudice to any other rights it may have, whether under the provisions of this Agreement, in law, in equity or otherwise, if Licensor fails to cure such default within the referenced amount of days from the receipt of written notice to Licensor by Licensee at any time should any of the following defaults occur:

(i)	Breach of Any Terms. Licensor materially breaches any material provision in this Agreement, and Licensor fails to cure such default within fifteen (15) days, unless such default is not curable.

(ii)	Criminal Misconduct. Licensor, as an entity, is convicted of or pleads nolo contendere to a felony or any other criminal misconduct or involving moral turpitude.

(iii)	Creditor’s Remedies, Etc. Licensor makes any assignment of more than filly percent (50%) of its assets for the benefit of creditors and fails to discharge such assignment within sixty (60) days, or files any petition under any federal or stale bankruptcy statute, or is adjudicated bankrupt or insolvent, or if any receiver is appointed for its business or property, or if any trustee in bankruptcy shall be appointed under the laws of the United States government or the several states.

(iv)	Litigation. Licensor contests the enforceability of this Agreement, or any other document executed in connection herewith as they relate to the rights provided by Licensee in this Agreement.

(c)	Successive Breaches. In addition to, and not in limitation of any of Licensor’s remedies for any event of default set forth in Section 11, if, oiler a breach by Licensee of a provision of this Agreement for which Licensee has been given notice and an opportunity to cure (if any) as provided herein, Licensee breaches the same provision within a ninety (90) day period, Licensor may also immediately terminate this Agreement upon any such subsequent breach of the same provision within such ninety (90) day period without providing notice of breach or opportunity to cure.

(d)	Choice or Remedies. Upon the occurrence of an event of default of this Agreement, Licensor may, in its sole discretion, independently exercise or not exercise any or all rights which it may have under this Agreement or any other agreements by and between Licensee and Licensor, and the exercise of the Licensor’s rights under this Agreement shall not exclude any of the remedies which Licensor may have at law or in equity. All such remedies of Licensor are cumulative.

(e)	Termination of NTP Rights Agreement. This Agreement shall be coterminous with the NTP Rights Agreement, except as otherwise set forth herein. In the event that the NTP Rights Agreement is terminated pursuant to its terms for any reason, this Agreement shall automatic all)·terminate without notice to either Party.

12.	LICENSEE AND LICENSOR REPRESENTATIONS AND COVENANTS.

(a)	Authority of the Parties. The parties agree and represent that they each have the authority to execute, deliver and perform their obligations under the Agreement, having obtained all required Board of Directors or other consents, and are duly) organized or formed and validly existing in good standing under the laws of the state(s) of their incorporation or formation.

(b)	Conflicts. Licensee acknowledges that Licensor is engaged in various marketing and promotional activities which are designed to promote and enhance the sport of stock car and stock truck racing and the goodwill of the Marks, which involve relationships with numerous organizations and individuals who serve as sponsors, owners, advertisers and business partners. Licensee agrees that in the event Licensor determines that Licensee’ activities taken pursuant to this Agreement come into conflict with the interests or rights of other licensees of Licensor, Licensee shall in good faith cooperate with Licensor to mutually work towards a resolution of the conflict; except that in no event shall Licensee’s rights granted to it herein be diminished.

(c)	Infringement. Licensee represents and warrants to Licensor that all designs and products submitted for approval, excluding the Marks and/or Licensed Products, are not subject to any valid patent, copyright, trademark or any other proprietary rights or any non-consenting third party. Licensor shall not be liable as the result of activities by Licensee under this Agreement for infringement of any patent, copyright, trademark or other right belonging to any third party, or for damages or costs involved in any proceeding based upon any such infringement, or for any royalty or obligation incurred by Licensee because of any patent, copyright, or trademark held by a third party; provided, however, that unless otherwise provided herein, Licensee shall not be liable for any claim that the Marks or Licensed Products infringe upon any patent, copyright, trademark or other right belonging to any third party, or for damages or costs involved in an) proceeding based upon any such infringement.

13.	EFFECT OF EXPIRATION OR TERMINATION.

(a)	Use of Marks. Aller expiration or termination of this Agreement for any reason, Licensee shall refrain from further use of any of the Marks or any similar mark, except ns expressly authorized by Licensor or by this Agreement.

(b)	Historical Reference of Combined Mark. Notwithstanding anything to the contrary herein, each Pany may use or allow a third party to use the Mark in Section 2, of Schedule 1 and/or Combined Mark for historical reference, historical display, archival purposes, and/or other non-commercial purposes without the approval and express written authorization of the other Party.

14.	SURVIVAL OF RIGHTS.

(a)	Rights in the Marks. The terms and conditions of this Agreement necessary to protect the rights and interests of the Licensor in the Marks including, but not limited to, Licensee’s obligations under Section 6, shall survive the termination or expiration of this Agreement.

(b)	Statements and Payments. The terms and conditions of this Agreement requiring Licensee to furnish Licensor with response, statements, or accounts and payment of monies due to Licensor, and providing Licensor with the right to examine and make copies of Licensee’s books and records to determine or verify the correctness and accuracy of Licensee’s reports, statements, accounts or payments shall survive the termination or expiration of this Agreement.

(c)	Other Activities. The terms and conditions of this Agreement providing for any activity following the effective date of termination or expiration of this Agreement shall survive until such time as those terms and conditions have been fulfilled or satisfied. The Parties further acknowledge and agree that the indemnifications in Section 9 and the confidentiality provisions of Section 17(b) of these Terms and Conditions shall also survive the termination or expiration of this Agreement.

15.	NOTICES. Unless otherwise specified herein, all notices, requests, demands, payments, consents and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given: (i) when hand delivered, (ii) upon delivery when sent by express mail, courier, overnight mail or other overnight or next day delivery service, when received when sent by facsimile provided that a copy thereof is contemporaneously delivered pursuant to Section 15(i), (ii) or (iv) thereof, or (iv) three (3) days after the date mailed when sent by registered or certified United States mail, postage prepaid, return receipt requested, charges prepaid, addressed as follows:

Licensor:	National Association for Stock Car Auto Racing, LLC International Motorsports Center One Daytona Boulevard Daytona Beach, Florida 32114 Attention: General Counsel

with a copy to:	NASCAR, LLC NASCAR, Plaza 550 South Caldwell Street, Suite 2000 Charlotte, North Carolina 28202 Attention: Contract Administrator

Licensee:	Racing Pro League, LLC 301 Camp Road, Suite 104 Charlotte, NC 28206 Attention: General Manager

Licensor or Licensee may change its address by giving written notice of such change of address to the others in accordance with this Section 15.

16.	CONFORMITY TO LAW. Licensee shall comply with all laws, regulations and standards relating or pertaining to the distribution, operation, Promotion and Advertising of the ELeague and shall maintain the highest quality and standards; and shall comply with Licensor’s guidelines, including Section 8 of the Terms and Conditions and the Logo Guidelines for Licensing. Licensee shall comply with the requirements of any regulatory agencies and obtain and maintain all required permits and licenses at Licensee’s expense, and pay all taxes due on or by reason of the operation, Advertising, Promotion, or distribution of the ELeague which shall have jurisdiction over the ELeague, excluding (i) taxes on Licensor’s Royalty Payments, (ii) any commissions paid to Licensor pursuant to Section 3 of the Agreement, and/or (iii) revenue paid to Licensor on the sale of Licensed Products pursuant to Section 6 of the Agreement.

17.	MISCELLANEOUS.

(a)	General. This Agreement constitutes the entire Agreement and understanding between the parties hereto and cancels, terminates, and supersedes any prior Agreement or understanding relating to the subject matter hereof between Licensee and Licensor, including without limitation the LOI. There are no representations, promises, agreements, warranties, covenants or understandings other than those contained herein. None of the provisions of this Agreement may be waived or modified, except expressly in writing signed by both parties. However, failure of either Party to require the performance of any term in this Agreement or the waiver by either Party of any breach thereof shall not prevent subsequent enforcement of such term nor shall be deemed a waiver of any subsequent breach. The determination that any provision of this Agreement is invalid or unenforceable shall not invalidate this Agreement, and the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law. When necessary for appropriate meaning, a plural shall be deemed to be the singular and the singular shall be deemed to be the plural. The Logo Guidelines for Licensing and any attached Schedules, Exhibits and/or Appendices are integral parts of this Agreement. Paragraph headings are for convenience only and shall not add to or detract from any of the terms or provisions of this Agreement. This Agreement shall not be binding on Licensor until signed by an officer of the National Association for Stock Car Auto Racing, Inc. In the event of any breach or threatened breach of this Agreement by either party or infringement of any rights of Licensor, if either party employs attorneys or incurs other expenses, the non-prevailing party shall reimburse the prevailing party for its reasonable attorney’s fees and other expenses. This Agreement was negotiated among the parties, each of whom had an opportunity to consult with legal counsel during the negotiations, drafting, and execution of this Agreement and the parties agree that this Agreement shall not be construed against any Party as the drafter. This Agreement may be executed in one or more counterparts. each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered via facsimile or email with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another.

(b)	Confidentiality. Each Party hereto agrees to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all Confidential Information received by such Party in connection with this Agreement and agrees and undertakes that it shall not disclose to any third party (including without limitation any fan or member clubs, other licensees, sanctioning bodies, trade associations, industry groups, publications or other persons or entities) or use any such in formation for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, without the express prior written consent of the disclosing Party. For purposes of this Agreement, “Confidential Information” shall mean information, documents and other tangible things, provided by either Party to the other, in whatever form, whether alone or in its compiled form and whether marked as confidential or not, relating to the Party’s business and marketing, including without limitation, the Party’s financial information, personal information, customer lists, product plans and marketing plans, the terms and conditions of this Agreement, any materials provided pursuant to or in accordance with this Agreement, and any financial information regarding NASCAR licensing or the Licensee’s business. Any Party may disclose Confidential information required to be disclosed (i) pursuant to subpoena or other court process; provided that the Party required to make such disclosure gives the other Party given notice of the information to be disclosed as far in advance of its disclosure as is practicable and uses its reasonable good faith Commercially Reasonable Efforts to obtain assurance that such information will be accorded confidential treatment, (ii) when required to do so in accordance with the provisions of any applicable law or regulations, including the regulations of any national securities exchange or trading market on which the securities of such Party or its Affiliates are traded, to such persons to whom such disclosure is so required, (iii) at the express direction of any agency of any State of the United States of America or of any other jurisdiction in which such Party conducts its business, to such agency, (iv) to such person’s independent auditors and other professional advisors that have a reasonable need or basis for access thereto; provided they agree to maintain confidentiality, (v) subject to continued confidentiality, and only on a “need to know” basis and to the extent reasonably necessary, to such Party’s parent companies or their equity owners, (v) to the extent that such information is already known to the recipient or otherwise in the public domain, and (vi) in order to protect or enforce their rights hereunder. The foregoing confidentiality provision shall survive the termination or expiration of this Agreement.

(c)	Governing Law and Jurisdiction. This AGREEMENT AND THE TERMS AND PROVISIONS OF THIS AGREEMENT SHALL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH, GOVERNED BY, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. ANY LITIGATION, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED ONLY IN THE STATE OR FEDERAL COURTS IN THE STATE OF NORTH CAROLINA, MECKLENBURG COUNTY. THE PARTIES EACH HEREBY WAIVE ANY OBJECTION WHICH IT MIGHT HAVE NOW OR HEREAFTER TO THE VENUE OF ANY SUCH LITIGATION, ACTION OR PROCEEDING, SUBMITS TO THE JURISDICTION OF ANY SUCH COURT AND WAIVES ANY CLAIM OR DEFENSE OF INCONVENIENT FORUM. THE PARTIES EACH CONSENT TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT THEIR RESPECTIVE ADDRESS AND EXPRESSLY WAIVES THE BENEFIT OF ANY CONTRARY PROVISION OF LAW.

(d)	Non-Assignability. This Agreement is personal to Licensee, and Licensee shall not sublicense, franchise, or otherwise transfer any of its rights, except as permitted under this Agreement. Neither this Agreement nor any of each Party’s rights shall be sold, transferred or assigned by such Party without the other Party’s prior written approval, and no rights shall devolve by operation of law or otherwise upon any assignee, receiver, liquidator, trustee or other Party. Any attempted transfer in violation of this section shall be null and void. Further, any change in control of Licensee (whether by merger, asset sale, stock purchase or other assignment or operation at law) shall for the purposes of this Agreement be deemed an assignment of the rights and obligations contained herein and shall require the prior written approval of Licensor, which shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding upon any approved assignee or successor of a Party and shall inure to the benefit of the other Party, its successors and assigns; provided, however, that any such approved transfer shall not relieve a Party of its obligations hereunder to the other Party. Notwithstanding the foregoing and anything herein to the contrary, Licensee shall be permitted to freely assign, sell and/or transfer its rights to: (i) Licensee’s current members (the “Licensee Parties”), and/or (ii) any member of one of the Licensee Parties, so long as such member is, at the time of the assignment, sale and/or transfer, an owner in good standing of a NASCAR Cup Series charter agreement, however, and notwithstanding the foregoing, Licensor shall have a thirty (30) day right to terminate this Agreement in the event of a potential conflict due to the assignment, sale or transfer of Licensee’s rights to a member of one of the Licensee Parties who was not n member of either of the Licensee Parties as of April 3, 2019 (i.e., Chip Ganassi Racing, Penske Racing South, Richard Childress Racing, Roush Fenway Racing, Hendrick Motorsports, Germain Racing, Lemming Family Racing, Stewart-Haas Racing, Richard Petty Motorsports, Joe Gibbs Racing, Circle Sport/Go Fas (CSGFR, LLC), JTG Racing, and Wood Brothers Racing).

18.	SPECIAL STIPULATIONS.

(a)	Internet Restrictions. Except as set forth in the NTP Rights Agreement, Licensee is prohibited from using the Marks in any domain name registration or uniform resource locator (URL) address without Licensor’s prior written approval in its sole discretion.

(b)	Premiums. Licensee agrees that an) and all Premiums that include a Stock Car and/or Truck Theme, and any and all Premiums that are involved in Promotions of the ELeague, shall include the Marks and/or Combined Mark, and all such Premiums shall be manufactured by a NASCAR licenses(s). All such Premiums will be: (i) NASCAR licensed; and (ii) subject to a separate Premium licensing agreement that will include separate terms and licensing fees and other compensation being paid to NASCAR by the Premium manufacturer for such Premiums. Licensee assigns to purchase any such Premiums from NASCAR licensees and/or promotional partners as designated by Licensor, under terms and conditions acceptable to Licensee.

(c)	Third Parties. It is agreed and understood that this Agreement does not grant any rights to do business with track promoters, drivers, teams or other third parties. Track promoters, drivers and teams are individual third parties, and as a result all such deals must be negotiated separately between Licensee and each party. It is the responsibility of the Licensee to obtain the rights of any third parties “who will appear in the ELeague, and Licensee shall provide documentation with respect to third parties’ approval upon Licensor’s request. Furthermore, Licensee shall not use the Marks in connection with trade names or trademarks of drivers, racing team personnel, cars, car owners, racetracks, etc. unless Licensee has obtained the rights to the same in connection with the Marks, and such use has been approved through Licensor.

(d)	Public Statements and Press Releases. In addition to any other provisions in the Agreement, including Section 17 herein, Licensee acknowledges and agrees that it shall coordinate with Licensor the content and timing of the release of any and all public statements or press releases regarding any terms of the license, including, but not limited to, the nature of the ELeague or other terms in the Agreement.

(e)	[***]

Schedule 1

MARKS

This exhibit has been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant agrees to provide this exhibit to the Securities and Exchange Commission upon request; provided, however, that the registrant may request confidential treatment of such exhibit.

Exhibit A

Logo Guidelines

For the Logo Guidelines, please visit http://nascar.trademarxonline.com.

Exhibit B

MINIMUM NASCAR DELIVERABLES

●	NASCAR Marketing and Creative Design support ($[***]) – NASCAR will create video and static ads that will run through house NASCAR Digital Media (“NDM”) inventory as well as across distribution/syndication network, social platforms and via paid campaigns, 50,000 minimum total monthly impressions (in-season). This will also include NASCAR Creative Design services via NASCAR or external agencies, design and development of branded league and team assets (logos, brand guidelines, creative assets (ads, promos, etc.).

●	Track Access and parking, specifically for relevant live events at track ($[***]).

●	Allotments for weekly prizing ($[***]) – can be cash, product or experiences; i.e. race tickets, VIP access, etc.

●	Two (2) additional NASCAR database campaigns ($[***]).

●	Two (2) invitations to NASCAR Champions Week ($[***]).

●	Production of Heat Pro League Draft ($[***]).

●	Reports and analytics ($[***]) from Omniture, Sysomos (FMEC) and MVP Index; this will encompass a weekly dashboard with social and digital KPIs.

●	NASCAR Digital Media Content Services ($[***]) – creation of articles and videos to run across NASCAR digital and social platforms, including promotion of league, draft, race events, players/gamers/teams, etc. At a minimum, NDM will provide the following on a monthly basis (in-season):

●	Two (2) articles on NASCAR.com

●	Two (2) videos on NASCAR.com

●	Four (4) articles on eNASCAR.com

●	Five (5) videos on eNASCAR.com

●	Five (5) social posts from NASCAR accounts (can be native or shares/reposts)

●	NDM support of primary/entitlement t or secondary sponsor (secondary sponsor support must be permissible by NDM) via co-branded digital media campaigns that promote the eNASCAR Heat Pro League (live streams, video recap content, key events, etc.). Support to be valued at $[***] and include ~10M impressions ($[***] CPM) across NDM-controlled platforms. If no primary/entitlement sponsor or permissible secondary sponsor exists, then both parties agree that this deliverable is no longer valid and will not count for or against NASCAR’s total contribution.

●	Commencing in 2020, NASCAR will create an ELeague audio/video brand piece as follows: (i) preview of year, (ii) the draft, highlights of each ELeague race (and speaks to the upcoming race and outlines the current standings) and (iv) year-end recap (the “Video Piece”).

●	The Parties will mutually agree on the Video Piece brand, content and length of play.

●	The Video Piece will be displayed through ISM Vision in NASCAR Cup Series racetrack pre-race, during race and post-race run of show (multiple times) on all the large screens and venue screens throughout the racetrack concourses and suites.

●	The Video Piece will be made available to Licensee and the ETeams for customary promotional use on all ELeague and ETeam digital platforms, including affiliate platforms.

●	Commencing in 2020, NASCAR will also execute the following regarding Motor Racing Network (“MRN”):

●	Inclusion of Video Piece in MRN’s NASCAR Cup Series broadcast pre-race and post-race shows.

●	Video Piece to be added on a weekly basis to MRN digital and social assets.

●	Leverage of MRN talent who are currently calling races to support the ELeague.

●	Run of show audio spots during the ELeague season promoting the ELeague.

Exhibit C

COMPETITION STRUCTURE

1.	Driver Draft:

(a)	The following individuals will be eligible for the ELeague Driver Draft:

●	The top 200 ELeague qualifiers from the NASCAR Heat video game “Tier 2” competition level (I 00 Xbox players and 100 PlayStation players); and

●	Any and all ETeam owner employees who satisfy a certain minimum criterion that is to be determined by the Advisory Board.

(b)	704Games will track the statistics of the top 200 qualifiers and create a “draft book” of eligible drivers for the ETeam owners to review prior to the Driver Draft.

(c)	704Games will make commercially reasonable efforts to vet all eligible drivers prior to the Driver Draft.

(d)	Eligible drivers will be required to submit a short video of themselves prior to the Driver Draft.

2.	Schedule and Gameplay Competition:

(a)	Twelve (12) to fourteen (14) race schedule, including two (2) to four (4) playoff races;

(b)	Some race events may be executed live, in front of a live audience as determined by the Advisory Board;

(c)	Races will be thirty (30) to forty (40) minutes in duration;

(d)	Inclusion of all track types: short tracks, speedways, superspeedways and road courses;

(e)	Fun exhibition races planned for off weeks;

(f)	Race schedule structured to align with real world schedule where appropriate;

(g)	ELeague races will be scheduled on a standard weeknight each week to not conflict with iRacing events (and vice versa);

(h)	ELeague races to have multiple pit stops for more exciting racing; and

(i)	Common, simple point system (similar to the NASCAR Cup Series point system.